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EXHIBIT 99.5

FOR IMMEDIATE RELEASE: NEWS
July 1, 2005 AMEX-TPY

TIPPERARY CORPORATION TO BE ACQUIRED BY SANTOS LTD

        DENVER, Colorado—Tipperary Corporation (AMEX-TPY), an independent energy company, today announced it has entered into a merger agreement under which Australia-based Santos LTD will acquire 100% of Tipperary's outstanding common stock. According to terms of the agreement, Tipperary's shareholders will receive $7.41 per share in cash at closing. The transaction, including assumption of debt, is valued at approximately $466 million.

        Tipperary will submit a proxy statement to its shareholders seeking their vote on the transaction and will file the document with the Securities and Exchange Commission as soon as practicable. The Tipperary Board of Directors has approved the transaction. Slough Estates USA Inc., which owns 54% of Tipperary's outstanding common stock, has agreed to vote its shares in favor of the transaction.

        David Bradshaw, Tipperary CEO, said, "Our board of directors views this transaction as the successful culmination of our business plan. The strategy of building natural gas reserves in Australia and the United States has resulted in the creation of an asset base that is attractive to larger energy companies. This transaction represents an opportunity to deliver significant value to our shareholders."

        Tipperary's financial advisor for the transaction is Houlihan Lokey Howard & Zukin, and the Company's legal advisor is Jones & Keller, P.C. Petrie Parkman & Co. is the financial advisor to Slough, whose legal advisor is Skadden, Arps, Slate, Meagher & Flom LLP. The financial advisor for Santos is Merrill Lynch.

About Tipperary Corporation

        Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 75.25% capital interest and a 71.7% pre-royalty revenue interest in southeastern Queensland's Comet Ridge coalseam gas project totaling approximately 1,230,500 acres and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

        Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate," or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2004, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

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CONTACTS:

Tipperary Corporation
David L. Bradshaw, CEO
303/293-9379
www.tipperarycorp.com

Or

Geoff High
Pfeiffer High Investor Relations, Inc.
303/393-7044
www.pfeifferhigh.com

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TIPPERARY CORPORATION TO BE ACQUIRED BY SANTOS LTD